Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-2
Payment Date	07/25/2003

Servicing Certificate
Beginning Pool Balance	30,257,682.29
Beginning PFA	0.00
Ending Pool Balance	28,001,746.67
Ending PFA Balance	-
Principal Collections	2,689,880.36
Principal Draws	433,944.74
Net Principal Collections	2,255,935.62
Active Loan Count	488

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	122,361.94

Weighted Average Net Loan Rate	3.74580%
Substitution Adjustment Amount	0.00

Note Rate	1.28000%

Term Notes	Amount	Factor
Beginning Balance	29,368,422.29	0.4953853
Ending Balance	27,114,123.95	0.4573599
Principal	2,254,298.34	38.0254089
Interest	31,326.32	0.5284110
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	89,246.58

Beginning Overcollateralization Amount	889,260.00
Overcollateralization Amount Increase (Decrease)	(1,637.28)
Outstanding Overcollateralization Amount	887,622.72
Overcollateralization Target Amount	887,622.72

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	307,063.87	4	1.10%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 + Days)*	47,570.32	1	0.17%
Foreclosed Loans	47,570.32	1	0.17%
REO	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	40,456.95
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Net Ending Loss Amount	40,456.95	0.07%

	Recovery To-Date
Beginning Recovery Amount	0.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	0.00

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Remaing Balance due to the Noteholders	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00